EXHIBIT 00.2                                                        EXHIBIT 99.2

TUTOPIA.COM - THE LEADING FREE ACCESS PROVIDER IN SPANISH-SPEAKING LATIN AMERICA
- RECEIVES  COMMITMENT FOR $20 MILLION LEAD BY UBS CAPITAL AMERICAS

TUTOPIA SURPASSES 850,000 REGISTERED USERS, MARKING A SIGNIFICANT MILESTONE IN FREE INTERNET ACCESS IN LATIN AMERICA.

Miami, fl (June 16, 2000) -- Tutopia.com, Inc. (www.tutopia.com), a subsidiary of IFX Corporation (NASDAQ:FUTR) and the first company to launch free internet access pan-regionally in Latin America, announced today it has received a commitment for $20 million of private equity financing led by UBS Capital Americas III, L.P. ("UBS Capital Americas"). This funding is in addition to the $25 million secured by Tutopia.com's parent company IFX Corp.

"At this time, we are proud to announce that Tutopia has surpassed 850,000 registered users, marking a significant milestone in free Internet access in Latin America. This financing commitment is a testament to UBS Capital Americas's confidence in Tutopia's business model, particularly our ability to create value from our user-base." said Joel Eidelstein, CEO of Tutopia.com. "According to Yankee Group, the Latin American market is expected to double next year to reach 25.5 million users, primarily due to the introduction of free access. Tutopia plans to use the proceeds of this investment to continue to expand its service offerings, to increase marketing and sales activities and for general corporate purposes."

Charles Moore, Principal of UBS Capital Americas commented "We are excited about our investment in Tutopia.com and joining their Board of Directors. We are impressed with their results to date - in only 6 months post-launch they achieved their 12-month user goals - and created a unique model to make free access a revenue-generating business in Latin America. In addition to generating revenue from banner ad sales, Tutopia has an impressive list of strategic partners that purchase the exclusive right to place their content offerings on the Tutopia home page. Tutopia has also secured a notable list of bundling and distribution agreements with market leaders in the Computer and Retail industries."

Jack Bursztyn, President of Tutopia.com commented, "With fast connections, data security, reliable service, "best of the net" content and local entertainment news, our users are now spending about one-quarter of a billion minutes online per month. Our content partners, which include leading e-companies such as Loquesea.com, Patagon.com, Deremate.com, Despegar.com and Laborum.com, are witnessing a large generation of traffic to their sites emanating from the Tutopia home page."

Tutopia is the free access provider with the largest geographic coverage - currently available in over 36 cities in ten countries in the region, with more planned to come online in the coming months. Tutopia is offered in Argentina, Brazil, Chile, Colombia, El Salvador, Guatemala, Honduras, Mexico, Panama and Venezuela. In addition to its unlimited and easy-to-use free Internet access, Tutopia offers free web based calendar and address books, web based and/or POP3 e-mail access, e-mail forwarding, 15MB of e-mail storage space and email customer support. The service is available in Spanish, Portuguese and English.

The closing of the financing is subject to antitrust approvals related to the investment, the negotiation of definitive documents, the ability to meet certain conditions to closing, and customary conditions for closing such investments.

About IFX Corp.

IFX (www.ifxcorp.com) is a Miami-based Internet company that has created the most extensive pan-regional platform for providing Internet-based products and services throughout Latin America. IFX has subsidiaries in fifteen countries. Under its Unete (http://www.unete.com) brand, IFX services small and medium sized businesses and provides network services. Tutopia.com (http://www.tutopia.com), the consumer focused brand, is a leader in providing free pan-regional Internet access as well as content. IFX also has holdings in other Latin American Internet businesses, namely Yupi Internet Inc. (``Yupi'') (http://www.yupi.com), Facilito.com Inc (http://www.facilito.com), and
--------------------                     -----------------------
ePagos.com, Inc. (``ePagos'')  (http://www.ePagos.com).
                                ---------------------

About UBS Capital Americas

UBS Capital Americas has in excess of $2.5 billion of private equity under management. It currently manages UBS Capital Americas II, a $1.0 billion fund dedicated to North America, and

UBS Capital Americas III, a $500 million fund dedicated to Latin America. Both funds focus on emerging growth companies in a variety of industries including telecommunications, Internet and technology. UBS Capital Americas is managed out of New York City, with offices in Buenos Aires, Argentina and Sao Paolo, Brazil.

This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements related to the growth in IFX's Latin American network and IFX's expansion strategy in the Latin American region. These statements reflect IFX's current views with respect to future events and financial performance. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual events or results to differ materially from those indicated from such forward-looking statements. The potential risk factors include, among others, IFX's limited operating history and experience in the free Internet business, IFX's ability to attract significant additional financing and continue to incur losses and negative cash flow from operations, and risks associated with international expansion, especially in Latin America. Additional risk factors that could affect IFX's financial results are set forth in IFX's reports and documents filed from time to time with the Securities and Exchange Commission.

Local telephone communication charges may apply in some jurisdictions even to free Internet access service. This press release and prior releases are available on IFX Corporation website at http://www.ifxcorp.com